Exhibit 99.2

FOR IMMEDIATE RELEASE

FairPoint Reaches Agreement with Bank Lenders —

Initiates Voluntary Chapter 11 Proceeding

 Chapter 11 Filing Will Not Impact the Company’s Operations or Customers

and Will Reduce Debt by $1.7 billion

CHARLOTTE, N.C. (October 26, 2009) — FairPoint Communications, Inc. (NYSE: FRP) (the “Company”), a leading provider of a full range of communications services, today announced it has reached agreement on a comprehensive financial restructuring plan (the “Restructuring Plan”) with lenders (the “Supporting Lenders”) holding more than 50 percent of the outstanding debt under its secured credit facility.  The Restructuring Plan is expected to reduce the Company’s debt by $1.7 billion thereby providing a long-term solution for the Company’s balance sheet.

To facilitate the implementation of the Restructuring Plan, the Company also announced that it and all of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”). The Restructuring Plan must be approved by the Court and the Company intends to promptly file a plan of reorganization reflecting the Restructuring Plan with the Court.  The Company and its subsidiaries expect to continue to operate their business in the ordinary course throughout the Chapter 11 process under the jurisdiction of the Court while it seeks confirmation of the Restructuring Plan.

“The day-to-day operations of our business will not be impacted by today’s actions,” said David Hauser, Chairman and CEO of FairPoint. “We want to assure our customers, employees and vendors that we remain committed to continuing to provide reliable, uninterrupted service to all of our customers. Today’s actions represent a critical and positive step in our efforts to reduce our indebtedness, strengthen our financial condition and position FairPoint to compete more effectively in a dynamic marketplace,” concluded Hauser.

In connection with the Restructuring Plan, the Company has received commitments from certain of the Supporting Lenders for a $75 million debtor-in-possession revolving credit facility (the “DIP Facility”) to ensure sufficient liquidity during the Chapter 11 process.  The Company currently has approximately $46 million of cash on hand and expects to continue to generate positive operating cash flow.  In total, including the DIP Facility, the Company will have available liquidity of approximately $121 million.  In addition, under the terms of the

Restructuring Plan, the Company does not expect to pay interest or principal on its prepetition debt while in Chapter 11.

Upon emergence from Chapter 11, subject to certain conditions, the DIP Facility will convert into a $75.0 million five-year revolving credit facility.  Pursuant to the Restructuring Plan, the Company’s total debt would be reduced to approximately $1.0 billion from its current level of nearly $2.7 billion which includes accrued interest and amounts owed under its interest rate swap agreements.  In addition, annual interest costs would be reduced from more than $200 million to approximately $65 million.  In accordance with the Restructuring Plan, approximately $1.1 billion of debt under the credit facility would be converted into equity, transferring 98%, and in certain circumstances, 100% of the equity ownership of the Company to the secured lenders under the credit facility, subject to future dilution for issuances under an equity incentive plan and for warrants issued under the Restructuring Plan.

The Restructuring Plan also provides for a new $1.0 billion secured term loan.  This new term loan will (i) bear interest at LIBOR plus 4.5%, with a 2.0% LIBOR floor, (ii) have a five-year term and (iii) require mandatory amortization of $10.0 million in each of the first two years and $50.0 million in the third year following emergence from Chapter 11, with increasing annual amortization amounts thereafter through maturity.

Other terms of the Restructuring Plan are still being negotiated, but the Restructuring Plan provides that all of the Company’s outstanding senior notes due 2018, aggregating approximately $570 million (including accrued interest), as well as other unsecured creditors will be converted into equity ownership of the Company equal to approximately 2% and will be issued warrants to purchase up to 5% of the ownership interest in the Company assuming such class accepts the Restructuring Plan.

“We are extremely pleased with the terms of the agreement reached with our secured lenders,” stated Alfred Giammarino, Executive Vice President and CFO of FairPoint. “This plan will provide FairPoint with significantly greater financial flexibility through the reduction of nearly $170 million in minimum annual debt service requirements.  This enhanced flexibility will enable us to continue to invest in new technologies and provide advanced services to customers throughout our service territories,” concluded Giammarino.

The Company also filed certain first day motions with the Court to enable it to continue to conduct business without interruption. These include motions providing for employees to continue to receive compensation and benefits as usual and to maintain customer programs. During the reorganization process, suppliers and contractors should expect to be paid for post-petition purchases of goods and services in the ordinary course of business.

In addition, the Company requested the Court to impose certain restrictions on trading in its common stock in order to preserve valuable tax assets. Such trading restrictions, if imposed, would apply immediately to investors beneficially owning at least 4 million shares, or 4.4 percent, of the outstanding common stock of the Company. For these purposes, beneficial ownership of stock will be measured in accordance with special U.S. tax rules that, among other things, apply constructive ownership concepts and take into account indirect holdings.

Rothschild Inc. is acting as financial advisor for the Company; AlixPartners, LLP as the restructuring advisor; and Paul, Hastings, Janofsky & Walker LLP is the Company’s counsel.

For more information contact the FairPoint Restructuring Line at 1-888-290-4881, or visit the restructuring information Web site at www.fprestructuring.com.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbols FRP and FRP.BC. Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include: the potential adverse impact of the Chapter 11 filing on FairPoint’s business, including its ability to maintain contracts, trade credit and other customer and vendor relationships; FairPoint’s ability to secure additional support from its lenders and its noteholders for its proposed restructuring plan; FairPoint’s ability to obtain court approval of, and to consummate, a plan of reorganization; and those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.FairPoint.com.

Investor Contact:  Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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